Exhibit 99.1

October 25, 2006

Dear Fellow Shareholder:

I have great expectations for Friendly’s future, and I’d like to share with you some of my recent observations.

For over 70 years, the Friendly’s brand has been associated with high quality food and ice cream, along with fond memories for our guests and their families. Our great ice cream products provide Friendly’s a niche that no other competitor can easily replicate. However, we have been disappointed that our recent operating performance has not reflected this strength.

We believe we can better leverage our brand, capture new customers and inspire our loyal customer base. I am convinced that the opportunity still exists to further capitalize on our great brand by introducing exciting ice cream and food products that improve the overall value and affordability to families who buy our products and enjoy the Friendly’s restaurant experience.

We need to take advantage of Friendly’s unique niche in the marketplace, while at the same time strengthening our financial performance. Therefore, our senior management has conducted a thorough review of every aspect of the Company and its operations to identify initiatives that will accomplish these objectives. Our near-term priority must be to stabilize and improve profits in our company-owned restaurants. Additionally, our franchising efforts must be accelerated by developing a new-store prototype that results in acceptable returns to our franchisees. In the long-term, we are focused and committed to positioning Friendly’s for operating success and increased shareholder value.

Our review has already identified some key initiatives:

•	Improve customer service, both speed and inter-activeness, through operational improvements and menu re-engineering;
•	Enhance the marketing of ice cream products and our franchisees’ local store marketing initiatives;
•	Develop and start building new Friendly’s restaurants that both incorporate our heritage and reflect a light and lively experience during each daypart; and
•	Develop cross-promotion strategies in our retail grocery store business to increase traffic and drive sales in our restaurants.

Friendly’s will engage new leadership that will re-energize our brand and deliver the results we all have long expected. Our search for a new Chief Executive Officer is underway and progressing well. Our new leader will have a proven track record of brand building and delivering superb operational and financial performance within the restaurant industry.

We look forward to communicating with you again on November 9th when we release our third quarter financial results. Friendly’s top objective is to create value for you, our shareholders. We will achieve this through capitalizing on the Friendly’s brand name, ensuring memorable experiences for our customers and delivering operational and financial excellence in all aspects of our business.

Sincerely,

Donald Smith
Chairman of the Board